Fund:   Cash Equivalent Fund (the "Fund")
                          --------------------
                  Series: Money Market Portfolio (the "Series")
                          ----------------------

                         AMENDED AND RESTATED 12b-1 PLAN

     Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), this Amended and Restated 12b-1 Plan (the "Plan") has been adopted for the Fund on behalf of the Series (both as noted and defined above) by a majority of the members of the Fund's Board of Trustees, including a majority of the trustees who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Trustees") at a meeting called for the purpose of voting on this Plan.

     1. Compensation. The Fund will pay to Kemper Distributors, Inc. ("KDI") at the end of each calendar month a distribution services fee computed at the annual rate .38% of the Fund's average daily net assets attributable to the Series. KDI may compensate various financial services firms appointed by KDI ("Firms") in accordance with the provisions of the Fund's Administration, Shareholder Services and Distribution Agreement (the "Distribution Agreement") for sales of shares at the fee levels provided in the Fund's prospectus from time to time. KDI may pay other commissions, fees or concessions to Firms, and may pay them to others in its discretion, in such amounts as KDI may determine from time to time. The distribution services fee for the Series shall be based upon the average daily net assets of the Series, and such fee shall be charged only to the Series. For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the distribution services fee set forth herein on the basis of the number of days that the Plan, the Distribution Agreement, and any other agreement related to the Plan, is in effect during the month and year, respectively.

     2. Periodic Reporting. KDI shall prepare reports for the Board of Trustees of the Fund on a quarterly basis showing amounts paid to the various Firms and such other information as from time to time shall be reasonably requested by the Board of Trustees.

     3. Continuance. This Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the trustees, and of the Qualified Trustees, cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of the Series.

     4. Termination. This Plan may be terminated at any time without penalty with respect to the Series by vote of a majority of the Qualified Trustees or by vote of the majority of the outstanding voting securities of the Series.

     5. Amendment. This Plan may not be amended to increase materially the amount to be paid to KDI by the Fund for distribution services with respect to the Series without the vote of a majority of the outstanding voting securities of the Series. All material amendments to this Plan must in any event be approved by a vote of a majority of the trustees, and of the Qualified Trustees, cast in person at a meeting called for such purpose.

     6. Selection of Non-Interested Trustees. So long as this Plan is in effect, the selection and nomination of those trustees who are not interested persons of the Fund will be committed to the discretion of the trustees who are not themselves interested persons.

     7. Recordkeeping. The Fund will preserve copies of this Plan, the Distribution Agreement, and all reports made pursuant to Paragraph 2 above for a period of not less than six (6) years from the date of this Plan, the Distribution Agreement, or any such report, as the case may be, the first two
(2) years in an easily accessible place.

     8. Limitation of Liability. Any obligation of the Fund hereunder shall be binding only upon the assets of the Series and shall not be binding on any trustee, officer, employee, agent, or shareholder of the Fund. Neither the authorization of any action by the trustees or shareholders of the Fund nor the adoption of the Plan on behalf of the Fund shall impose any liability upon any trustee or upon any shareholder.

     9. Definitions. The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

     10. Severability; Separate Action. If any provision of this Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Plan shall not be affected thereby. Action shall be taken separately for the Series as the Act or the rules thereunder so require.


(Amended and restated August 1, 1998)